For Immediate Release

SUPREME COURT AGREES TO HEAR APPEAL OF HOMOCYSTEINE PATENT MATTER

Fairfield, CT (November 2, 2005) - Competitive Technologies, Inc. (AMEX: CTT) today announced that the U.S. Supreme Court has granted the writ of certiorari and agreed to hear the appeal of Laboratory Corporation of America Holdings d/b/a LabCorp (“LabCorp”) in a homocysteine patent case. The petition for appeal had been filed by LabCorp in its attempt to overcome an infringement ruling in a patent case in which CTT's patent rights, and those of its clients, had been upheld by both the U.S. District Court and the Court of Appeals of the Federal Circuit. Recently, the U.S. Solicitor General, at the request of the U.S. Supreme Court, had investigated a single issue of patentability presented in the petition for appeal and recommended that the U.S. Supreme Court deny the writ of certiorari and not hear the appeal. Nevertheless, the Court has decided to hear the case on the single issue of patentability.

“At this time, we believe that the Court will strengthen the position of CTT by reiterating the findings of the lower courts,” said Paul A. Levitsky, CTT's Vice President and General Counsel. “We are looking forward to the positive conclusion of this matter before the U.S. Supreme Court as settled law and to serving the interests of our clients and shareholders.”

The homocysteine patent was derived from discoveries made by CTT's clients Drs. Robert Allen and Sally Stabler from the University of Colorado and the late Dr. John Lindenbaum from Columbia University.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life and physical sciences, electronics, and nanotechnologies developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit our website at: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc. Tel. (212) 754-6565; Fax (212) 754-4333 E-mail: jdjohnson@strategic-ir.com E-mail: ctt@competitivetech.net